EXHIBIT 10.6

MASTER SERVICES AGREEMENT

Consultant:	Evolutionary Genomics Inc
Contact Name:	Walter Messier
Address:	1376 Miners Drive Lafayette, CO 80026 UNITED STATES
Telephone Numbers:	(303) 862-3222 Ext. 302
Email Address:	wmessier@evolgen.com
Foundation Address:	Standard Mail: PO Box 23350, Seattle, WA 98102 Courier: 1432 Elliott Avenue West, Seattle, WA 98119
Effective Date:	November 1, 2012
Vendor #:	6558

This Master Services Agreement (the “Agreement”) is entered into by and between the Bill & Melinda Gates Foundation, a Washington charitable trust (the “Foundation”), and the individual or entity identified as consultant above (“Consultant”), and is effective as of the date stated above (the “Effective Date”).  Each entity may be referred to individually as a “Party” and together as the “Parties”.

1.

Services and Compensation

1.1

During the term of this Agreement, the Foundation may engage Consultant to perform services in support of the Foundation’s mission (the “Services”).  Any such engagement will take the form of a written work order signed by the Foundation and Consultant (each a “Work Order”).  Consultant will perform the Services described in the Work Order in accordance with the terms of the Work Order and this Agreement.  Each Work Order will be made part of this Agreement.  Unless a Work Order expressly provides otherwise, the terms of this Agreement will prevail over any conflicting terms contained in the Work Order.

1.2

The Foundation will pay Consultant in accordance with the terms of the applicable Work Order and this Agreement.  The Foundation will not be obligated to pay Consultant for Services performed or expenses incurred prior to the effective date of a fully executed Work Order.

2.

Independent Contractor and Work Authorization

2.1

In performing the Services, Consultant will act and represent itself as an independent contractor and not as an employee or agent of the Foundation.  Consultant has no authority to obligate the Foundation by contract or otherwise.  Consultant is not entitled to receive any employee benefits of the Foundation.  Consultant may not include the Foundation’s name or mark in business cards, letterhead, or email signatures.

2.2

Consultant is fully responsible for securing work authorization, as required, for all jurisdictions in which Consultant performs the Services.  Consultant’s failure to secure required work authorization may result in the Foundation’s immediate termination of this Agreement and/or any individual Work Order, at the discretion of the Foundation.

2.3

When requested, Consultant will provide the Foundation with a copy of any required work authorization (e.g., Form I-9 for U.S. work).

3.

Taxes

3.1

The Foundation will withhold and remit applicable taxes due as a result of the Foundation being a consumer of Consultant’s goods or services (e.g., India Tax Deducted at Source and U.S. Internal Revenue Code §1441).  Consultant is responsible for remitting all other taxes related to:  (a) the performance of the Services or retailing of goods (e.g., business & occupation tax, employment-related taxes, sales tax, country-specific service tax, and country-specific VAT); and (b) Consultant’s receipt of payments under this Agreement (e.g., income tax).  Upon request, Consultant will provide the Foundation documentation verifying the remittance of such taxes.  The Foundation will not withhold any amounts for employment-related taxes, but in certain circumstances, the Foundation may withhold income tax.  If applicable, this withholding will be addressed in the relevant Work Order.

3.2

Consultant will provide the Foundation with the requisite tax documentation, as requested by the Foundation (e.g., Form W-9, Form W-8BEN).

4.

Subcontractors.  Consultant will not use subcontractors to perform any Services without the Foundation’s prior approval.  If the Foundation approves the use of subcontractors, Consultant will notify the Foundation in advance of the name of any subcontractor selected by Consultant.  Consultant will be responsible to the Foundation for all acts and omissions of Consultant’s subcontractors and their compliance with the terms of this Agreement and applicable Work Order.  Consultant will pay all subcontractor fees and expenses directly.

5.

Ownership and License

5.1

Consultant will conduct Services and manage the Project Materials (defined below) in a manner that ensures “Global Access.”  Global Access requires that (a) the knowledge and information gained from the Services be promptly (with reasonable delay (not to exceed six months) to allow for the filing of patent applications by Consultant) and broadly disseminated and (b) the Project Materials be made available and accessible at an affordable price (i) to people most in need within developing countries or (ii) in support of the U.S. educational system and public libraries, as applicable to the Project Materials.  The Foundation entering into this Agreement and all subsequent Work Orders in reliance on the descriptions and answers provided to the Foundation in Consultant’s Statement of Work(s) for each Work Order and during the course of any Foundation due diligence.

5.2 The Consultant will be the sole owner of all deliverables and any materials, inventions, processes, techniques, works of authorship, and data, including any and all intellectual property made, conceived, reduced to practice, or learned by Consultant, either alone or jointly with others, as a direct result of performing the Services (“Project Materials”).  Foundation assigns to the Consultant all right, title and interest it may have in or to such Project Materials.  Consultant will promptly disclose to the Foundation all Project Materials that it may conceive or make as a direct result of the Services by submitting Invention Disclosure forms.  Foundation will cooperate with the Consultant by, among other things, signing any documentation reasonably required by the Consultant to vest title to the Project Materials in the Consultant, and to prepare and file any applications with any governmental authority to protect the Project Materials.  In exchange for granting Contractor ownership of Project Materials, Contractor agrees to pay Foundation a royalty of seven percent (7%) of all sales of products developed from or royalties received on Project Materials outside of developing countries in the Territory (as defined below) to support the foundation’s charitable objectives.

5.3 License to Foundation. Consultant grants the Foundation a perpetual, irrevocable, nonexclusive, worldwide royalty-free, fully paid up, and sub-licensable license to use the intellectual property rights associated with Project Materials (“Project IP”) and Consultant Project Property (defined below) to conduct research, develop, modify, make and have made products or processes embodying Project IP worldwide for the use, modification, sale, offer for sale, importation, or distribution of products or processes within the Territory (as defined below) for the Crop of Interest (as defined in each Work Order) for the Foundation’s charitable purposes. The sole purpose of the license granted to the Foundation is to ensure that Global Access is achieved. During the implementation of the Project, Consultant may demonstrate to the satisfaction of the Foundation that Global Access can best be achieved without the Foundation’s exercise of such a license (or through the exercise of a license of different scope). In such a case, the Foundation and Consultant agree to make good faith efforts to modify or terminate this license, as appropriate. Any such modification or termination will be at the discretion and approval of the Foundation.

“Territory” means Low-income economies and Lower-middle-income economies according to the World Bank classification and expressly excludes all of North America and Europe.

“Project IP” means rights Consultant holds in intellectual property (or applications therefore), whether registered or not, granted in any jurisdiction, including (but not limited to) copyright and related rights, database rights, patents, and trade secrets or confidential information that arise during work performed as part of this Project. This includes work done in the current phase of the Project and in earlier phases of this or a related Project by the Foundation.

5.4

Consultant will retain all rights in all materials and intellectual property, including general skills that are developed by or on behalf of Consultant prior to or during the term of this Agreement (“Consultant Property”).  “Consultant Project Property” excludes Consultant’s Adapted Traits Platform and methods of gene identification and Consultant’s Property outside of the Crop of Interest (as defined in each Work Order).  If Consultant incorporates any Consultant Project Property  into any Project Materials or if Consultant Project Property are needed to ensure Global Access for Project Materials, the Foundation will have a nonexclusive, sub-licensable fully paid up royalty-free, perpetual irrevocable, worldwide license to make copy, modify, use, sell, distribute, and display such Consultant Project Property (in whole or in part) in connection with the Project Materials for the Crop of Interest (as defined in each Work Order) for the sole purpose of ensuring that Global Access is achieved.

6.

Security.  To the extent Consultant is permitted physical or electronic access to the Foundation’s facilities or systems, or is provided a Foundation email address, Consultant will comply with all Foundation security, facility, IT, and other applicable policies and procedures, as made available by the Foundation and updated from time to time, including but not limited to any policies on required background screening.

7.

Confidentiality and Publicity

7.1

“Confidential Information” whether written, oral, or observed is defined as:  (a) the terms and conditions of this Agreement and any Work Order; (b) Project Materials; (c) information relating to the Foundation’s strategy, finances, investments, grant agreements, contracts, existing or prospective grantees, non-publicized or prospective grants, co-chairs, property, guests, or internal events; and (d) any other information the Foundation labels or indicates should be treated as confidential or proprietary.

7.2

  Consultant will use Confidential Information only to provide the Services and, except as otherwise provided in this Agreement or an applicable Work Order, Consultant will not disclose Confidential Information to any third party without the Foundation’s prior written consent.  Consultant may disclose Confidential Information: (a) on a “need-to-know-basis” to its employees and subcontractors providing Services under this Agreement, provided the employees and subcontractors have agreed to comply with the requirements of this Section; and (b) to the extent required by law, regulation, or court order, provided that, in such event, Consultant provides the Foundation with as much advance notice as is feasible.

7.3

The provisions of this Section will not apply to information or material that:  (a) is generally available as part of the public domain prior to disclosure by or on behalf of the Foundation, or becomes so available through no fault of Consultant; or (b) is developed by Consultant or is received by Consultant from a third party (with no breach of any duty owed by the third party to the Foundation) independent of performing the Services.

7.4

Consultant will not use the Foundation’s name or marks for any promotional purpose or otherwise, nor will it refer to this Agreement or any Work Order or use the Foundation’s name or marks in any publicly available materials, including any news release or public announcement, without the Foundation’s prior written consent.

7.5

Consultant acknowledges that the Foundation will have no adequate remedy at law if Consultant breaches the terms of this Section.  In such event, the Foundation will have the right, in addition to any other available rights, to seek in any court of competent jurisdiction, injunctive or other relief to restrain any breach or threatened breach of this Section without delivery of a bond or other security.

7.6

As provided in Section 9.5, the provisions of this Section will remain in force after completion or termination of this Agreement and all corresponding Work Orders.

8.

Indemnification.  Consultant will indemnify, hold harmless, and defend the Foundation and its trustees, officers, and employees from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) arising out of or relating to Consultant’s:  (a) breach of this Agreement; (b) willful misconduct, or negligent act or omission; (c) violation of any applicable laws or regulations, including failure to comply with any applicable taxing authority; and (d) infringement, misappropriation, or violation of the rights of any third party.  Consultant will also indemnify the Foundation from and against any Claims for personal injury or unemployment compensation made by Consultant’s employees or any subcontractors, notwithstanding any protections Consultant might otherwise have under applicable workers’ compensation or unemployment insurance law.  The Foundation may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section.

9.

Term and Termination

9.1

This Agreement will commence on the Effective Date and will remain in effect until terminated by either party as provided in this Section.

9.2

The Foundation may terminate the Agreement or any individual Work Order:  (a) upon 30 days’ prior written notice, with or without cause; (b) immediately upon written notice if Consultant breaches Sections 2, 6, 7, 11(b), or 12; or (c) as otherwise mutually agreed by the parties.  Consultant may terminate the Agreement or any individual Work Order if the Foundation fails to cure a material breach of the Agreement or any Work Order within 30 days of written notice of such breach.

9.3

Consultant will be entitled to compensation (pursuant to the compensation terms stated in that Work Order) for Services performed or expenses incurred in compliance with this Agreement through the effective date of termination.  However, Consultant must use commercially reasonable efforts to stop performing Services or incurring expenses under the terminated Work Order as soon as possible after receiving notice of termination.  Within 30 days of the effective date of termination, Consultant will provide a final invoice reflecting any and all unbilled compensation and expenses for Services performed pursuant to the Work Order through the effective date of termination.  The Foundation’s payment of Consultant’s final invoice will represent satisfaction in full of any and all fees, expenses, and other obligations by the Foundation to Consultant with regard to the Work Order.  Consultant will promptly refund to the Foundation any payment made to Consultant and not applicable to completed work as of the effective date of termination.  The Foundation will incur no liability to Consultant or its subcontractors for damages of any kind resulting solely from terminating this Agreement or any Work Order in accordance with its terms.

9.4

Upon the expiration or early termination of this Agreement or any Work Order, if requested by the Foundation, Consultant will promptly return to the Foundation all Project Materials (final or in process), other Confidential Information as described in Section 7, and/or materials specifically requested by the Foundation.

9.5

Sections 3, 4, 5, 7, 8, 9, and 11-17 will survive the termination of this Agreement for any reason.

10.

Insurance.  Consultant will maintain (and upon request provide evidence of) insurance necessary to meet its liability obligations under this Agreement and any Work Orders, provided that the amounts of coverage will be no less than that specified for the following types:  (a) general and professional liability insurance with combined minimum limits of $1,000,000 per occurrence and $2,000,000 aggregate; and (b) statutory workers’ compensation in the amount required by law.  Consultant will be solely responsible for the payment of all premiums and deductibles under any such policy and will notify the Foundation of any material change in the type or the amount of coverage provided under each policy.

11.

Warranties.  Consultant warrants that:  (a) the Services will be performed faithfully, diligently, to the best of its ability and in a professional and workmanlike manner; (b) the Services will be performed in compliance with all applicable laws and regulations; (c) to the best of its knowledge, the Project Materials and Services provided will not infringe, misappropriate or violate the rights of any third party; and (d) it has full power and authority to enter into this Agreement and that it has the right to provide the Services in accordance with this Agreement.

12.

Anti-Corruption and Terrorist Financing

12.1  In connection with this Agreement, Consultant will ensure that no payments or other items have been or will be offered, made or authorized by or on behalf of Consultant to any government official or any third party in violation of the United States Foreign Corrupt Practices Act (the “FCPA”) or that would otherwise be in violation of the FCPA if the party offering, making or authorizing any such payment were deemed to be subject to the FCPA, or in violation of any similar anti-corruption law applicable to this Agreement or the parties.

12.2  Consultant will not transact business with, or provide material support or resources directly or indirectly to, or permit Foundation payments to be transferred directly or indirectly to any individual, corporation or other entity that the Consultant knows, or has reason to know, supports, advocates, facilitates, or participates in any terrorist activity (including without limitation to any individual or organization identified by the U.S. government as a Foreign Terrorist Organization, a Specially Designated Terrorist, or a Specially Designated Global Terrorist).

12.3  In addition to other remedies available under this Agreement, the Foundation may recover from Consultant the amount or value of any prohibited payment, as well as the amount of any loss resulting from termination of this Agreement under Section 9.2(b).

13.

Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of Washington, excluding that body of law known as conflicts of law.  Venue for all purposes under this Agreement will be in the state or federal courts located in Seattle, Washington, U.S.A. and each party hereby submits to the jurisdiction of those courts.

14.

Severability and Non-Waiver.  If any provision of this Agreement is held to be invalid or unenforceable to any extent, this Agreement will continue in full force and effect and such provision will be amended to the least extent necessary to conform to applicable laws and to accomplish the parties’ intentions.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by both parties, and no such waiver will result in the waiver of any other provision of this Agreement.  Failure of either party at any time to enforce any of the provisions of this Agreement or any Work Order will not be construed as a waiver of such provisions or in any way affect the validity of this Agreement, such Work Order, or parts thereof.

15.

Notices.  Any notice under this Agreement must be in writing and will be deemed delivered:  (a) three days after being mailed by certified mail; (b) one day after delivery by one-day courier to the other party at the address set forth above, or at such other address as may be notified in writing by the other party from time to time; or (c) upon transmission by email or facsimile, if the receiving party confirms receipt in writing.

16.

Entire Agreement; Amendments; Assignment.  This Agreement is the parties’ final, exclusive and complete understanding and agreement, and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement.  This Agreement may be amended only by a subsequent written instrument signed by both parties.  Consultant may not assign this Agreement without the Foundation’s prior written consent.  Subject to the foregoing, this Agreement will bind and benefit the successors and assigns of the parties.

17.

Counterparts; Original.  This Agreement, including any Work Orders or amendments, may be executed in counterparts which, when taken together, will constitute one Agreement.  Copies of this Agreement will be equally binding as originals and faxed or scanned and emailed counterpart signatures will be sufficient to evidence execution, though the Foundation may require Consultant to deliver original signed documents.

The parties agree to the terms of this Agreement.

Evolutionary Genomics Inc Signature ________________________________ Name ________________________________ Title ________________________________	Bill & Melinda Gates Foundation Signature _________________________________ Name Rob Horsch Title Deputy Director, Science and Technology